Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
VLP CORPORATION,
PANTHER SUBCORP, INC.,
a wholly owned direct subsidiary of VLP Corporation,
and
THE SPORTSMAN’S GUIDE, INC.
May 4, 2006

INDEX OF DEFINED TERMS

Acquiring Person	25
Action	12
Agreement	1
Alternative Proposal	36
Antitrust Laws	26
Applicable Laws	12
Articles of Merger	1
business combinations with interested shareholder	25
Capitalization Date	9
Certificate	3
Certificates	3
Closing	1
Closing Date	2
Code	4
Commission	11
Confidentiality Agreement	35
Contract	21
control share acquisition	25
Costs	41
Customer Accommodations	18
Dissenting Shareholder	3
Dissenting Shares	3
Effective Time	1
Environmental Laws	24
Environmental Permit	24
ERISA	19
ERISA Affiliate	19
Exchange Act	11
Exchange Agent	3
Exchange Fund	4
GAAP	12
Garfield	1
Garfield Articles	8
Garfield Board Recommendation	25
Garfield By-laws	8
Garfield Change in Recommendation	31
Garfield Common Stock	9
Garfield Disclosure Schedule	8
Garfield Employees	29
Garfield Permits	23
Garfield Rights Agreement	25
Garfield SEC Documents	11
Garfield Shareholders Approval	25
Garfield Shareholders Meeting	31
Garfield Stock Incentive Plans	5
Governmental Authority	7
Hazardous Materials	24
HSR Act	7
Intellectual Property	15
knowledge	44
Leased Property	17
Leases	17
Mailing Policy	18
Material Adverse Effect	43
Maximum Premium	30
MBCA	1
Merger	1
Merger Consideration	3
Minnesota Secretary of State	1
Multiemployer Plan	20
Multiple Employer Plan	20
Option Shares	5
Panther	1
Panther Disclosure Schedule	7
PII	17
Plans	19
Privacy Policy	17
Products	18
Proxy Statement	31
Qualified Plan	20
Qualifying Transaction	41
Sarbanes-Oxley Act	16
Securities Act	11
Stock Option	5
Subcorp	1
Subcorp Articles of Incorporation	2
Subcorp By-laws	2
subsidiary	43
Superior Proposal	36
Surviving Corporation	1
Tax Returns	14
Taxes	14

AGREEMENT AND PLAN OF MERGER
          This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 4th day of May 2006, by and among VLP Corporation, a Delaware corporation (“Panther”), Panther Subcorp, Inc., a Minnesota corporation and a wholly owned subsidiary of Panther (“Subcorp”), and The Sportsman’s Guide, Inc., a Minnesota corporation (“Garfield”).
RECITALS
          WHEREAS, the respective Boards of Directors of Panther, Subcorp and Garfield have approved the acquisition of Garfield by Panther upon the terms and subject to the conditions set forth in this Agreement; and
          WHEREAS, the respective Boards of Directors of Panther, Subcorp and Garfield have approved this Agreement and the merger of Subcorp with and into Garfield (the “Merger”) in accordance with the Minnesota Business Corporation Act, as amended (the “MBCA”), and upon the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
          NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises set forth in this Agreement, the parties to this Agreement agree as follows:
ARTICLE I.
THE MERGER
               1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the MBCA, Subcorp shall be merged with and into Garfield at the Effective Time (as defined below). As a result of the Merger, the separate corporate existence of Subcorp shall cease and Garfield shall continue its existence as the surviving corporation of the Merger under the laws of the State of Minnesota as a wholly owned subsidiary of Panther. Garfield, in its capacity as the corporation surviving the Merger, is sometimes referred to as the “Surviving Corporation.”
               1.2. Effective Time. As promptly as possible on the Closing Date (as defined below), the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota (the “Minnesota Secretary of State”) articles of merger (the “Articles of Merger”) required by and executed in accordance with Section 615 of the MBCA. The Merger shall become effective when the Articles of Merger have been filed with the Minnesota Secretary of State or at such later time as shall be agreed upon by Panther and Garfield and specified in the Articles of Merger (the “Effective Time”). Prior to the filing referred to in this Section 1.2, a closing (the “Closing”) shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or such other place as the parties to this Agreement may agree on, as soon as practicable (but in any event within three business days) following the satisfaction (or, to the extent permitted by Applicable Laws (as defined below) waiver by the parties entitled to the benefits thereof) of the conditions set forth in Article VI (other than those conditions that by their nature cannot be satisfied until the Closing), or at such other place, time and date as shall be agreed in writing between Panther and Garfield. The date on which the Closing takes place is referred to as the “Closing Date.”
               1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects as provided for in this Agreement and the applicable provisions of the MBCA, including those set forth in Section 641 of the MBCA.
               1.4. Articles of Incorporation and By-laws. The Articles of Merger shall provide, subject to Section 5.2(c), that, at the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the Articles of Incorporation of Subcorp (the “Subcorp Articles of Incorporation”), except for Article I of the Subcorp Articles of Incorporation, which shall read “The name of the corporation is ‘Garfield, Inc.’” and (b) the By-laws of Subcorp (the “Subcorp By-laws”) in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, in each case, until amended in accordance with the MBCA.
               1.5. Directors and Officers of the Surviving Corporation. The directors of Subcorp immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the State of Minnesota and the Articles of Incorporation and by-laws of the Surviving Corporation until their successors are duly qualified and elected. The officers selected by Panther immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the by-laws of the Surviving Corporation. On or prior to the Closing Date, Garfield shall deliver to Panther evidence satisfactory to Panther of the resignations of each of the directors and those officers (specified by Panther) of Garfield and its subsidiaries, such resignations to be effective as of the Effective Time.
ARTICLE II.
CONVERSION OF SECURITIES
               2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Garfield, Subcorp or the holders of any securities of Garfield or Subcorp:
          (a) Each share of Garfield Common Stock (as defined below), par value $0.01 per share, of Garfield issued and held, immediately prior to the Effective Time, in Garfield’s treasury, and each share of Garfield Common Stock that is owned by Panther or Subcorp, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (b) Each issued and outstanding share of Garfield Common Stock (other than (i) shares to be cancelled in accordance with Section 2.1(a), (ii) Dissenting Shares (as defined below), and (iii) shares held by any direct or indirect wholly owned subsidiary of Panther or Garfield (which shares shall remain outstanding, except that the number of such shares shall be adjusted in the Merger to maintain relative ownership percentages)) shall be converted into the right to receive $31 in cash, without interest thereon (the “Merger Consideration”). As of the Effective Time, all shares of Garfield Common Stock cancelled or converted pursuant to Section 2.1(a) or (b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Garfield Common Stock (the “Certificates” and each, a “Certificate”) shall cease to have any rights as shareholders of Garfield, except the right to receive the Merger Consideration for shares of Garfield Common Stock held by them in accordance with the terms of this Agreement.
          (c) Shares of Dissenting Shareholders. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Garfield Common Stock (“Dissenting Shares”) held by a Dissenting Shareholder (as defined below) shall not be converted as described in Section 2.1(b) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the MBCA; provided, however, that each share of Garfield Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, loses his or her right of appraisal, pursuant to the MBCA, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Garfield shall give Panther (i) prompt notice of any written demands for appraisal of shares of Garfield Common Stock received by Garfield and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. Garfield shall not, without prior written consent of Panther, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. As used in this Agreement, the term “Dissenting Shareholder” means any record holder or beneficial owner of Garfield Common Stock who complies with all provisions of the MBCA concerning the right of holders of Garfield Common Stock to dissent from the Merger and obtain fair value for their shares.
          (d) Each issued and outstanding common share, par value $.01 per share, of Subcorp shall be converted into one validly issued, fully paid and nonassessable common share of the Surviving Corporation.
               2.2. Exchange of Certificates.
          (a) Exchange Agent. Prior to the Effective Time, Panther shall enter into an agreement with Bank of America, or such other bank or trust company as may be designated by Panther and as shall be reasonably satisfactory to Garfield (the “Exchange Agent”). No later than the Effective Time, Panther shall deposit with the Exchange Agent, for the benefit of the holders of Garfield Common Stock for exchange in accordance with this Article II through the Exchange Agent, cash in an amount sufficient to make cash payments due under Section 2.1 (the

“Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from Panther, deliver the cash to be paid to the shareholders of Garfield pursuant to Section 2.1(b) out of the Exchange Fund and, except as otherwise provided in Section 2.2(d), the Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Panther shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the product of the Merger Consideration multiplied by the number of shares of Garfield Common Stock represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Garfield Common Stock represented by any Certificate which is not registered in the transfer records of Garfield, the Merger Consideration payable in respect of such Garfield Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of such Certificate or establish to the satisfaction of Panther that any such tax has been paid or is not applicable. Panther or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Garfield Common Stock such amounts as Panther or the Exchange Agent is required to withhold or deduct under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign law with respect to the making of such payment. To the extent that amounts are so withheld by Panther or the Exchange Agent, such withheld amounts shall be remitted in a timely manner to the appropriate taxing authorities and shall be treated for all purposes of this Agreement as having been paid to the holder of Garfield Common Stock in respect of whom such deduction and withholding were made by Panther or the Exchange Agent. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Garfield Common Stock formerly represented by such Certificate has been converted. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
          (c) Closing of Transfer Books. At the Effective Time, the stock transfer books of Garfield shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Garfield Common Stock, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration.
          (e) No Liability. None of Garfield, Panther, Subcorp, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund, as reasonably directed by Panther, on a daily basis. Any interest and other income resulting from such investments shall be paid to Panther.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.
          2.3. Treatment of Stock Options. Each option to purchase shares of Garfield Common Stock granted pursuant to the Garfield Stock Incentive Plans (as defined below) (each, a “Stock Option”) outstanding at the end of the day immediately before the Closing Date, whether or not vested or exercisable, shall, on the Closing Date prior to the Effective Time, be cancelled and the holder of such Stock Option shall be entitled to receive, in lieu of such cancelled Stock Option, an amount in cash, less any applicable Tax withholding, equal to the product of (i) the number of shares of Garfield Common Stock issuable upon the exercise of such Stock Option (the “Option Shares”) multiplied by (ii) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Stock Option. Garfield will ensure that (i) the Garfield Stock Incentive Plans shall terminate as of the Effective Time and all awards issued under such plans shall be terminated and the provisions in any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of the equity interests of Garfield or any of its subsidiaries shall be of no further force or effect and shall be deemed to be terminated as of the Effective Time, (ii) no holder of a Stock Option or any participant in any Garfield Stock Incentive Plan shall have any right thereunder to acquire any securities of Garfield, the Surviving Corporation or any subsidiary thereof or to receive any payment or benefit with respect to any award under a Garfield Stock Incentive Plan (except as provided above in this paragraph) and (iii) no holder of a Stock Option shall be permitted to exercise such Stock Option after the day that is two business days prior to the scheduled Closing Date. Garfield shall make such payments to the holders of such cancelled Stock Options on the Closing Date, immediately prior to the Effective Time. For purposes of this Agreement, “Garfield Stock Incentive Plans” shall mean the 1991 Incentive Stock Option Plan, the 1994 Nonqualified Performance Option Plan, the 1996 Stock Option Plan, the 1999

Stock Option Plan and the 2004 Stock Incentive Plan. Garfield shall take all actions necessary to effectuate the foregoing prior to the Effective Time.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF PANTHER AND SUBCORP
          In order to induce Garfield to enter into this Agreement, Panther and Subcorp hereby represent and warrant to Garfield that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article III are true and correct:
               3.1. Organization and Standing. Each of Panther and Subcorp is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, other than defects that would not materially impair the ability of Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp. Each of Panther and Subcorp is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates, requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not materially impair the ability of Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp. Subcorp has, prior to the date of this Agreement, furnished or made available to Garfield complete and correct copies of the Subcorp Articles of Incorporation and the Subcorp By-laws.
               3.2. Corporate Power and Authority. Each of Panther and Subcorp has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Panther and Subcorp have been duly authorized by all necessary corporate action (including any required action by its board of directors or its shareholders) on the part of each of Panther and Subcorp. This Agreement has been duly executed and delivered by each of Panther and Subcorp, and, assuming this Agreement constitutes a valid and binding obligation of Garfield, constitutes the legal, valid and binding obligation of each of Panther and Subcorp enforceable against each of them in accordance with its terms.
               3.3. Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by Panther or Subcorp nor the consummation of the transactions contemplated by this Agreement will:
          (a) conflict with, or result in a breach of, any provision of the Articles of Incorporation of Panther, as amended, or the By-laws of Panther or the Subcorp Articles of Incorporation or the Subcorp By-laws;

          (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Panther or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Panther or any of its subsidiaries is a party, other than any violations, conflicts, breaches, defaults, entitlements or other items that would not materially impair the ability of Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp;
          (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Panther or any of its subsidiaries or their respective properties or assets; or
          (d) require any action or consent or approval of, or review by, or registration or filing by Panther or any of its affiliates with any third party or with any local, domestic, federal, state, municipal, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority, in each case, of competent jurisdiction (a “Governmental Authority”), other than (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), (ii) actions required under any Antitrust Laws (as defined below), which if not taken would, have a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated herein, (iii) filing of the Articles of Merger, and (iv) actions that would not materially impair the ability of Panther or Subcorp to perform their obligations hereunder or to prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp.
               3.4. Brokerage and Finder’s Fees. Except as set forth in the disclosure schedule delivered by Panther to Garfield and dated the date of this Agreement (the “Panther Disclosure Schedule”), none of Panther, any of its affiliates or any shareholder, director, officer or employee of Panther has incurred or will incur on behalf of Panther or Subcorp any obligation or liability to pay any brokerage, finder’s, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.
               3.5. Subcorp’s Operations; Equity Interests. (a) Subcorp is a direct, wholly owned subsidiary of Panther that was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has not (i) engaged in any business activities or owned any properties or assets other than in connection with the transactions contemplated by this Agreement, (ii) conducted any operations other than in connection with the transactions contemplated by this Agreement, or (iii) incurred any liabilities other than in connection with the transactions contemplated by this Agreement. Panther, as Subcorp’s sole shareholder, has approved the Merger (and the other transactions contemplated hereby) and Subcorp’s execution and delivery of this Agreement.

          (b) As of the date of this Agreement, neither Panther nor Subcorp nor any of their subsidiaries, or to the knowledge of the executive officers of Panther, their respective affiliates or associates, is an “interested shareholder” of Garfield within the meaning of Section 302A.011(49) of the MBCA.
               3.6. Information Supplied. None of the information supplied or to be supplied by Panther or Subcorp for inclusion or incorporation by reference in the Proxy Statement (as defined below) (or any amendment or supplement thereto) will contain, at the date the Proxy Statement (or any such amendment or supplement) is first mailed to the shareholders of Garfield and at the time of the Garfield Shareholders Meeting (as defined below) any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               3.7. Financing. Panther has, and at the Closing will have, sufficient cash, available lines of credit and/or other sources of immediately available funds to enable it to pay the aggregate Merger Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby (including the payments to be made pursuant to Section 2.3). Panther is a wholly owned subsidiary of Redcats USA, Inc., a Delaware corporation and Redcats USA, Inc. conducts substantially all of its operations solely through Panther.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF GARFIELD
          In order to induce Subcorp and Panther to enter into this Agreement, Garfield hereby represents and warrants to Panther and Subcorp that, subject to the qualifications, limitations and exceptions set forth in this Agreement, the statements contained in this Article IV are true and correct:
               4.1. Organization and Standing. Garfield is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as now owned, leased, used, operated and conducted. Each of Garfield and each of its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below). Garfield is not in default in the performance, observance or fulfillment of any provision of the Garfield Restated Articles of Incorporation (the “Garfield Articles”), or the Restated By-laws of Garfield, as in effect on the date of this Agreement (the “Garfield By-laws”). Garfield has heretofore furnished to Panther complete and correct copies of the Garfield Articles and the Garfield By-laws. Listed in Section 4.1 to the disclosure schedule delivered by Garfield to Panther and dated the date of this Agreement (the “Garfield Disclosure Schedule”) is each jurisdiction in which Garfield or its subsidiaries is qualified to do business.

               4.2. Subsidiaries.
          (a) Garfield does not own, directly or indirectly, any material equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries set forth in Section 4.2(a) to the Garfield Disclosure Schedule. Garfield is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other person. Except as set forth in Section 4.2(a) to the Garfield Disclosure Schedule, Garfield owns, directly or indirectly, each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of the subsidiaries. Except as set forth in Section 4.2(a) to the Garfield Disclosure Schedule, each of the outstanding shares of capital stock of each subsidiary is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Garfield free and clear of all liens, pledges, security interests, claims or other encumbrances. The following information for each of the subsidiaries is set forth in Section 4.2(a) to the Garfield Disclosure Schedule, as applicable: (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock or share capital, and (iii) the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof. Other than as set forth in Section 4.2(a) to the Garfield Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any subsidiary, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of any subsidiary, and neither Garfield nor any of its subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any of Garfield’s subsidiaries or any predecessors thereof.
          (b) The subsidiaries of Garfield set forth in Section 4.2(b) of the Garfield Disclosure Schedule are dormant and have only immaterial contingent or actual liabilities of any nature whatsoever.
               4.3. Corporate Power and Authority. Garfield has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations under this Agreement, and, subject to approval of this Agreement by Garfield shareholders in accordance with the MBCA, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Garfield has been duly authorized by all necessary corporate action on the part of Garfield, subject to approval of this Agreement by Garfield shareholders in accordance with the MBCA. This Agreement has been duly executed and delivered by Garfield, and, assuming duly execution of this Agreement by Panther and Subcorp, constitutes the legal, valid and binding obligation of Garfield enforceable against it in accordance with its terms.
               4.4. Capitalization of Garfield. As of May 1, 2006 (the “Capitalization Date”), the authorized capital stock of Garfield consisted solely of (a) 36,800,000 shares of common stock, par value $.01 per share (“Garfield Common Stock”), of which (i) 7,327,577 shares were issued and outstanding, (ii) no shares were issued and held in treasury, (iii) 1,756,751 shares were reserved for issuance upon the exercise of outstanding Stock Options, and

(iv) 9,150,000 shares were reserved for issuance pursuant to the rights issued under the Garfield Rights Agreement (as defined below), (b) 200,000 shares of Series A Preferred Stock, par value $0.01 per share, none of which are issued or outstanding and (c) 3,000,000 undesignated shares, none of which are issued or outstanding. Each outstanding share of capital stock of Garfield is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this Section 4.4 or in Section 4.4 to the Garfield Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type obligating Garfield to issue, sell, repurchase or transfer of any securities of Garfield, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of Garfield, and neither Garfield nor any subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Garfield or any predecessors of Garfield. Each outstanding stock option to purchase shares of Garfield Common Stock has been issued pursuant to a Garfield Stock Incentive Plan. Since January 1, 2000, the issuance and sale of all of the shares of capital stock of Garfield described in this Section 4.4 have been in material compliance with United States federal and state securities laws. Section 4.4 to the Garfield Disclosure Schedule sets forth the names of, and the number of shares of each class of (including the number of shares of Garfield Common Stock issuable upon exercise of any option pursuant to the Garfield Stock Incentive Plans and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options or other rights to purchase capital stock of Garfield. Except as set forth in Section 4.4 to the Garfield Disclosure Schedule, Garfield has not agreed to register any securities under the Securities Act (as defined below) or under any state securities law or granted registration rights to any individual or entity. No subsidiary of Garfield owns any capital stock of Garfield.
               4.5. Conflicts; Consents and Approvals. Except as set forth in Section 4.5 to the Garfield Disclosure Schedule and assuming that this Agreement is approved by the Garfield shareholders in accordance with the MBCA, neither the execution and delivery of this Agreement by Garfield, nor the consummation of the transactions contemplated by this Agreement will:
          (a) conflict with, or result in a breach of any provision of, the Garfield Articles or the Garfield By-laws;
          (b) except as to matters that would not, individually, or in the aggregate, be material to Garfield and its subsidiaries, taken as a whole, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Garfield or any of the subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Garfield or any of the subsidiaries is a party;

          (c) assuming compliance with the matters referred to in Section 4.5(d), violate any applicable order, writ, injunction, decree, statute, rule or regulation applicable to Garfield or any of its subsidiaries or any of their respective properties or assets, except for any such violations which would not have, either individually or in the aggregate, a Material Adverse Effect; or
          (d) require any action or consent or approval of, or review by, or registration or filing by Garfield or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of this Agreement by the holders of Garfield Common Stock, in accordance with the Garfield Articles, the Garfield By-laws and the MBCA, (ii) actions required by the HSR Act, (iii) actions required under any Antitrust Laws that if not made would, individually or in the aggregate, be likely to have a Material Adverse Effect or a material adverse effect on the ability of the parties to this Agreement to consummate the transactions contemplated herein, (iv) filings or other actions required under United States federal and state securities laws as are contemplated by this Agreement, (v) filing of the Articles of Merger, and (vi) such other actions, consents, approvals, reviews, registrations and filings, the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
               4.6. Brokerage and Finder’s Fees. Except as set forth in Section 4.6 to the Garfield Disclosure Schedule, none of Garfield or its subsidiaries, any of their respective affiliates or any director, officer or employee of Garfield or its subsidiaries, has incurred or will incur on behalf of Garfield or its subsidiaries any obligation or liability to pay any brokerage, finder’s, financial advisory or similar fee in connection with the transactions contemplated by this Agreement.
               4.7. Garfield SEC Documents. Garfield and its subsidiaries have timely filed with the U.S. Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements and other documents required to be filed by it or them since January 1, 2003 under the Exchange Act of 1934 (the “Exchange Act”) or the Securities Act of 1933 (the “Securities Act”) (such documents, as supplemented and amended since the time of filing, collectively, the “Garfield SEC Documents”). The Garfield SEC Documents, including any financial statements or schedules included in the Garfield SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively; and, in the case of any Garfield SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Garfield included in the Garfield SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively; and, in the case of any Garfield SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of Garfield and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. None of Garfield’s subsidiaries is separately subject to the periodic reporting requirements of the Exchange Act, or is required to file separately any form, report or other document with the Commission, the NASDAQ National Market, any stock exchange or any other comparable Governmental Authority.
               4.8. Proxy Statement. None of the information provided in writing by Garfield for inclusion in the Proxy Statement, at the date of mailing and at the date of the Garfield Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, except for such portions of the Proxy Statement that relate only to Panther and its subsidiaries, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.
               4.9. Compliance with Law. Except as set forth in Section 4.9 to the Garfield Disclosure Schedule, Garfield and its subsidiaries are in compliance, and at all times since January 1, 2003 have been in compliance, with all applicable judgments, orders, decrees, statutes, laws, ordinances, rules or regulations of any Governmental Authority (“Applicable Laws”) relating to Garfield and its subsidiaries or their respective businesses or properties, except for any such noncompliance that would not have a Material Adverse Effect. Except as set forth in Section 4.9 to the Garfield Disclosure Schedule, to the knowledge of Garfield, no investigation or review by any Governmental Authority with respect to Garfield and its subsidiaries is pending, or threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same.
               4.10. Litigation. Except as set forth in Section 4.10 to the Garfield Disclosure Schedule, there is no action, suit, claim, proceeding or investigation in any court or before any Governmental Authority or any arbitration action before any arbitrator or arbitral panel or mediator (“Action”) pending, or, to the knowledge of Garfield, threatened, against Garfield or its subsidiaries or any executive officer or director of Garfield or its subsidiaries, in their respective capacities as such, that would reasonably be expected to be, individually or in the aggregate, to be material to Garfield and its subsidiaries, taken as a whole. Neither Garfield nor its subsidiaries are subject to any outstanding order, writ, injunction or decree specifically applicable to, or having a disproportionate effect on, Garfield and its subsidiaries that, individually or in the aggregate, would reasonably be expected to be material to Garfield and its subsidiaries, taken as a whole or materially adversely affect the ability of Garfield to consummate the transactions contemplated by this Agreement. Except as set forth in Section 4.10 to the Garfield Disclosure Schedule, since January 1, 2003, neither Garfield nor its subsidiaries have been subject to any outstanding material order, writ, injunction or decree relating to their respective method of doing business or their respective relationship with past, existing or future users or purchasers of any goods or services of Garfield or its subsidiaries.

               4.11. No Material Adverse Change; Operation of Garfield’s Business.
          (a) Except as set forth in Section 4.11 to the Garfield Disclosure Schedule and except as contemplated by this Agreement, from December 31, 2005 through the date of this Agreement, (i) the businesses of Garfield and its subsidiaries have been conducted in all material respects in the ordinary course of business, and (ii) there has been no Material Adverse Effect or a material adverse effect on the ability of Garfield to consummate the transactions contemplated by this Agreement.
          (b) Except as set forth in Section 4.11 to the Garfield Disclosure Schedule, since December 31, 2005 through the date of this Agreement, neither Garfield nor any of its subsidiaries has engaged in any transaction that, if done after execution of this Agreement, would violate Section 5.3(c) of this Agreement.
               4.12. Taxes. Except as set forth in Section 4.12 to the Garfield Disclosure Schedule:
          (a) Garfield and its subsidiaries have duly and timely filed all material Tax Returns (as defined below) (including those Tax Returns filed on a consolidated, combined or unitary basis) required to have been filed by Garfield or any of its subsidiaries prior to the date of this Agreement. All of the foregoing Tax Returns are true, complete and correct (except for such inaccuracies that are, individually or in the aggregate, not material), and Garfield and its subsidiaries have paid or, prior to the Effective Time, will pay, in each case, within the time and manner prescribed by Applicable Laws, all material Taxes (as defined below) required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any United States federal, state, local, foreign or other taxing authority.
          (b) Neither Garfield nor any of its subsidiaries has any material liability for any Taxes in excess of the amounts so paid or for which adequate reserves have been established on Garfield’s financial statements included in the Garfield SEC Documents, and neither Garfield nor any of its subsidiaries is delinquent in the payment of any material Tax. Neither Garfield nor any of its subsidiaries has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed. No deficiencies for any material Tax have been proposed in writing or, asserted or assessed in writing (tentatively or definitely), in each case, by any taxing authority, with respect to Garfield or any of its subsidiaries.
          (c) Neither Garfield nor any of its subsidiaries is the subject of any material audit or proceeding with respect to Taxes. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any material Tax, and no such waivers or extensions have been granted by any taxing authority. With respect to any taxable period ended prior to December 28, 2003, all United States federal income Tax Returns including Garfield or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, or tangible or intangible, of Garfield or any of its subsidiaries (other than liens for Taxes not yet due or for which adequate reserves have been established on Garfield’s financial statements included in the Garfield SEC Documents). No claim has ever been made in writing by an authority in a jurisdiction where neither Garfield nor any of its subsidiaries files Tax Returns that Garfield or any of its subsidiaries is or may be subject to Tax by that jurisdiction.
          (d) Neither Garfield nor any of its subsidiaries (i) has any liability for Taxes of any Person (other than Garfield or any of its subsidiaries) or under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) has been a member of a group filing consolidated Tax Returns for United States federal income Tax purposes (except for the group of which Garfield is the common parent), or (iii) is obligated by any contract, agreement or other arrangement (other than an agreement or arrangement solely among members of a group the common parent of which is Garfield) to indemnify any other person with respect to any material Taxes. Neither Garfield nor any of its subsidiaries is now or has ever been a party to or bound by any agreement or arrangement that affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes) of Garfield or any of its subsidiaries.
          (e) Garfield has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.
          (f) Garfield and its subsidiaries have timely withheld and paid, or caused to be paid, all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.
          (g) Neither Garfield nor any of its subsidiaries has any disclosure obligation under Section 6011 of the Code and the Treasury Regulations thereunder with respect to a transaction that is either a “listed transaction” or a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)) or any other transaction requiring disclosure under analogous provisions (pertaining to potentially abusive transactions) of state or local Tax law.
          (h) Garfield has not been a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          “Tax Returns” means any and all returns, reports, declarations, claims for refund or information returns, statements or forms (including any schedule or attachment thereto) with respect to Taxes (including any amendments thereto).
          “Taxes” means (i) any and all United States federal, state, local and foreign taxes, duties or assessments of any nature whatsoever, including income, gross receipts, profits, sales,

use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest, penalties or additions imposed with respect thereto, and (ii) any transferee liability or obligations with respect to any items described in clause (i) above, whether by contract, as a successor or otherwise.
               4.13. Intellectual Property. Set forth in Section 4.13 to the Garfield Disclosure Schedule is a true and complete list of (i) all of Garfield’s and its subsidiaries’ United States and worldwide patent and trademark registrations and applications, and copyright applications and registrations, in each case, material to the business of Garfield and its subsidiaries taken as a whole as presently conducted, and (ii) all material agreements to which Garfield or its any of subsidiaries is a party granting or obtaining any rights under, or by their terms expressly restricting Garfield’s or any of its subsidiaries’ rights to use, any Intellectual Property “Intellectual Property” means all material intellectual property or other proprietary rights of every kind, including all material United States or foreign patents, United States or foreign patent applications, inventions (whether or not patentable), copyrighted works, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, copyright registrations, domain names, website addresses, URLs, customer lists and related information, software and licenses of any of the foregoing, in each case, used in the business of Garfield or any of its subsidiaries as presently conducted. Either Garfield or one of its subsidiaries owns, licenses or otherwise has the right to use the Intellectual Property free and clear of any liens, claims or encumbrances (other than as provided in the agreements listed in Section 4.13 to the Garfield Disclosure Schedule) as is necessary for the operation of the business of Garfield or any such subsidiary as the case may be, in substantially the same manner as such business is presently conducted. Except as set forth in Section 4.13 to the Garfield Disclosure Schedule, (i) no written claim of invalidity or infringement with respect to any Intellectual Property has been made by a third party and received by Garfield, and, to the knowledge of Garfield, such Intellectual Property is not the subject of any threatened or pending Action; (ii) to the knowledge of Garfield, no individual or entity has asserted orally or in writing that, with respect to the Intellectual Property, Garfield or its subsidiaries or a licensee of Garfield or its subsidiaries is infringing or has infringed any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how of any third party; and (iii) the use of the Intellectual Property by Garfield or its subsidiaries does not, to the knowledge of Garfield, and neither Garfield nor any of its subsidiaries has received any notice that their respective use of Intellectual Property does, infringe in any material respect any United States or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not, to the knowledge of Garfield, involve the misappropriation or improper use or disclosure of any trade secret, confidential information or know-how of any third party; and (iv) neither Garfield nor any of its subsidiaries has taken any action that would result in the voiding or invalidation of any Intellectual Property material to Garfield and its subsidiaries, taken as a whole.
               4.14. Internal Controls.
          (a) Each of the principal executive officer and the principal financial officer of Garfield (or each former principal executive officer and former principal financial officer of

Garfield, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Garfield SEC Documents, and Garfield has delivered to Panther a summary of any disclosure made by Garfield’s management to Garfield’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.
          (b) Garfield has (i) designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Garfield, including its consolidated subsidiaries, that is required to be disclosed by Garfield in the reports it files under the Exchange Act is made known to its principal executive officer and principal financial officer or other appropriate members of management as appropriate to allow timely decisions regarding required disclosure; (ii) designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on Garfield’s financial statements; (iii) with the participation of Garfield’s principal executive and financial officers, completed an assessment of the effectiveness of Garfield’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2005, and such assessment concluded that such internal controls were effective using the framework specified in Garfield’s Annual Report on Form 10-K for such year; and (iv) to the extent required by Applicable Laws, disclosed in such report or in any amendment thereto any change in Garfield’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Garfield’s internal control over financial reporting.
          (c) Garfield has disclosed, based on the most recent evaluation of internal control over financial reporting, to Garfield’s auditors and the audit committee of the Garfield Board of Directors (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect Garfield’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Garfield’s internal control over financial reporting. Garfield has identified, based on the most recent evaluation of internal control over financial reporting, for Garfield’s auditors any material weakness in internal controls. Garfield has provided to Panther true and correct copies of any of the foregoing disclosures to the auditors or audit committee that have been made in writing from January 1, 2003 through the date hereof, and will promptly provide Panther true and correct copies of any such disclosure that is made after the date hereof.

          (d) As of the date of this Agreement, to the knowledge of Garfield, there is no applicable accounting rule, consensus or pronouncement that has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force or any similar body but is not in effect as of the date of this Agreement that, if implemented, would reasonably be expected to have a Material Adverse Effect.
          (e) There are no pending (i) formal or, to the knowledge of Garfield, informal investigations of Garfield by the Commission, (ii) to the knowledge of Garfield, except as set forth in Section 4.14(e) of the Garfield Disclosure Schedule, inspections of an audit of Garfield’s financial statements by the Public Company Accounting Oversight Boards or (iii) investigations by the audit committee of the Garfield Board regarding any complaint, allegation, assertion or claim that Garfield or any Garfield subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Garfield will promptly provide to Panther information as to any such matters that arise after the date hereof.
               4.15. Real Properties.
          (a) Neither Garfield nor its subsidiaries owns a fee simple interest in any real property. Section 4.15 to the Garfield Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or otherwise occupied by Garfield or its subsidiaries (collectively, the “Leased Property”). Correct and complete copies of all leases, subleases and other agreements (and any amendments or modifications thereto) pursuant to which Garfield or its subsidiaries occupies the Leased Property (the “Leases”) have been delivered to Panther. The Leases are valid, binding and in full force and effect and there are no outstanding defaults or circumstances which, upon the giving of notice or the passage of time or both, would constitute a default or breach by Garfield or its subsidiaries, or, to the knowledge of Garfield, the other party thereto, under any Lease.
          (b) Garfield or its subsidiaries own or hold under valid leases or other rights to use all material real property, plants, machinery and equipment necessary for the conduct of the business of Garfield and its subsidiaries as presently conducted. Except as set forth in Section 4.15 to the Garfield Disclosure Schedule, the material buildings, plants, machinery and equipment necessary for the conduct of the businesses of Garfield and its subsidiaries as presently conducted are in reasonably good operating condition and are adequate for the uses to which they are being put, taken as a whole.
               4.16. Privacy Policy; Customer Solicitation.
     (a) Garfield has a privacy policy (a “Privacy Policy”) regarding the collection and use of personally identifiable information (the “PII”) or does not collect PII. Garfield has not collected, transmitted or used any PII in an unlawful manner and is not in violation in any material respect of its Privacy Policy. Garfield has posted its Privacy Policy on its website. Garfield has reasonably adequate security measures in place to protect the PII it receives from illegal or unauthorized use by its personnel or third parties.

          (b) Garfield has established a policy (a “Mailing Policy”) relating to email or other electronic or non-electronic solicitation of, or communication with, potential customers or prospects that is in compliance in all material respects with the requirements of all Applicable Laws, including, as applicable, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003.
               4.17. Products.
          (a) Garfield has delivered a true and correct list of all products sold by Garfield and its subsidiaries during the period beginning on January 1, 2005 and ending on April 26, 2006 (the “Products”).
          (b) There are no claims or decisions by any Governmental Authority or arbitrator that any product sold by Garfield or its subsidiaries over the last two years is defective or dangerous or fails to meet any standards promulgated by any Governmental Authority, except for such claims or decisions as would not involve an amount in excess of $100,000 or would not otherwise be material to Garfield and its subsidiaries, taken as a whole.
          (c) Garfield and its subsidiaries have not sold firearms, other weapons, or ammunition other than in material compliance with all Applicable Laws. To the knowledge of Garfield, there is no planned change in the laws and regulations relating to or affecting the sale of firearms, weapons or ammunition, that would likely have a Material Adverse Effect.
          (d) Except as set forth in Section 4.17(d) of the Garfield Disclosure Schedule, neither Garfield nor any of its subsidiaries has received notice of, and to the knowledge of Garfield, there have been no product recalls since January 1, 2002. Garfield has established procedures for product recalls as set forth in Section 4.17 to the Garfield Disclosure Schedule.
               4.18. Suppliers. Section 4.18 to the Garfield Disclosure Schedule sets forth a true and correct list of the 10 largest (in terms of dollar amount) suppliers of Garfield and each of its subsidiaries for the year ended December 31, 2005. Except as set forth in Section 4.18 to the Garfield Disclosure Schedule, no person listed in Section 4.18 to the Garfield Disclosure Schedule within the last 12 months has threatened to cancel or otherwise terminate, or to Garfield’s knowledge, intends to cancel or otherwise terminate, the relationship of such person with Garfield or its subsidiaries, and no such person has during the last 12 months decreased materially or threatened to decrease or limit materially, or has informed Garfield in writing of its intention to modify materially, its relationship with respect to Garfield or its subsidiaries or to decrease or limit materially its services or supplies to Garfield or its subsidiaries or its usage or purchase of the services or products of Garfield or its subsidiaries.
               4.19. Customer Accommodations. Section 4.19 to the Garfield Disclosure Schedule sets forth a true and correct list of all material customer accommodations, including obligations and liabilities for refunds, buyer’s club and other discount programs, adjustments, allowances, repairs, exchanges, returns, and other account specific programs (collectively, “Customer Accommodations”). All expenses for Customer Accommodations for the fiscal year ended December 31, 2005 (including all items enumerated in Section 4.19 to the Garfield

Disclosure Schedule) have been accounted for in the consolidated financial statements of Garfield for the year ended December 31, 2005.
               4.20. Transferred Inventory. The finished goods inventory of Garfield and of each of its subsidiaries consists of items of a quality that is usable or salable in the ordinary course of business consistent with past practice (subject to applicable reserves established in accordance with GAAP).
               4.21. Employee Benefit Plans.
          (a) For purposes of this Section 4.21, the following terms have the definitions given below:
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.
          “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
          “Plans” means all employee benefit plans, agreements, policies, programs and other arrangements covering or providing benefits to any employee or former employee in respect of services provided to Garfield or to any beneficiary or dependent thereof, and whether covering one individual or more than one individual, sponsored or maintained by Garfield or any of its subsidiaries or to which Garfield or any of its subsidiaries contributes, is party, or is obligated to contribute. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit-sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plan or program, severance pay plan, agreement, arrangement or policy (including statutory severance and termination indemnity plans), practice or agreement, employment agreement, severance agreement, consulting agreements, retiree medical benefits plan and each other employee benefit plan, program or arrangement including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA).
          (b) Section 4.21 to the Garfield Disclosure Schedule lists all Plans. With respect to each Plan, Garfield has provided or made available to Panther a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the two most recent annual financial and/or actuarial reports, if any; and (v) the most recent determination letter from the Internal Revenue

Service, if any. Except as set forth in Section 4.21(b) to the Garfield Disclosure Schedule, there is no amendment to any Plan that has been adopted or approved nor has Garfield or any of its subsidiaries undertaken to make any such amendment or to adopt or approve any new Plan, except as required by Applicable Laws. Neither Garfield nor any of its subsidiaries has an ERISA Affiliate (or its equivalent in a non-U.S. jurisdiction) that is neither Garfield nor one of Garfield’s subsidiaries.
          (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code) (a “Qualified Plan”), and all applicable foreign qualifications or registration requirements have been satisfied with respect to any Plan maintained outside the United States. No circumstances exist that would reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust or the qualified or registered status of any Plan or trust maintained outside the United States.
          (d) All contributions required to be made by Garfield or any of its subsidiaries to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date of this Agreement have been timely made or paid in full and through the Closing Date will be timely made or paid in full. To the extent applicable, all Plans and related trusts maintained outside the United States are fully funded and/or fully book reserved on a projected benefit obligation basis in accordance with Applicable Laws and GAAP.
          (e) Garfield and its subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations (including any local Applicable Laws) applicable to the Plans. Each Plan has been operated in material compliance with its terms. There are no existing circumstances that would reasonably be expected to give rise to any requirement for the posting of security with respect to a Plan or the imposition of any pledge, lien, security interest or encumbrance on the assets of Garfield or any of its subsidiaries under ERISA or the Code, or similar Applicable Laws of foreign jurisdictions.
          (f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and no circumstances exist that could reasonably be expected to give rise to a material liability to Garfield or any of its subsidiaries under any of those statutory provisions. No Plan is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has Garfield or any of its subsidiaries or any of their respective current and former ERISA Affiliates, at any time prior to the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.
          (g) Neither Garfield nor any of its subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.
          (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Garfield nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. There has been no communication to employees of Garfield or its subsidiaries that would reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.
          (i) Except as set forth in Section 4.21(i) to the Garfield Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Garfield or any of its subsidiaries (either alone or in conjunction with any other event). Without limiting the generality of the foregoing, except as set forth in Section 4.21(i) to the Garfield Disclosure Schedule, no amount paid or payable by Garfield or any of its subsidiaries in connection with the transactions contemplated by this Agreement, either solely as a result thereof or as a result of such transactions in conjunction with any other events (including, without limitation, a termination of employment), could reasonably be expected to constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).
          (j) Except as disclosed in Section 4.21(j) to the Garfield Disclosure Schedule, there are no pending, or, to the knowledge of Garfield, threatened, Actions (other than claims for benefits in the ordinary course) that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans that would reasonably be expected to result in any material liability of Garfield or any of its subsidiaries to the Pension Benefit Guaranty Corporation, the United States Department of the Treasury, the United States Department of Labor or any Multiemployer Plan, or to comparable entities or Plans under Applicable Laws of jurisdictions outside the United States.
          (k) No Plan is subject to the laws of any jurisdiction outside of the United States.
          (l) No disallowance of a deduction under Section 162(m) of the Code for employee reimbursement of any amount paid or payable by Garfield or any of its subsidiaries has occurred or is reasonably expected to occur.
               4.22. Contracts. Section 4.22 to the Garfield Disclosure Schedule lists, as of the date of this Agreement, all written or oral contracts, agreements, guarantees, leases and executory commitments (other than Plans) (each, a “Contract”) to which Garfield or its subsidiaries is a party and that fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Garfield’s and its subsidiaries’ business other than those that are not material to the business of Garfield and its subsidiaries taken as a whole; (b) joint venture, partnership and similar agreements, or Contract to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of inventory from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form)); (c) Contracts that are service contracts or equipment leases involving payments by Garfield or its subsidiaries of more than $50,000 per year; (d) Contracts containing covenants purporting by their express terms to limit the freedom of Garfield or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals; (e) Contracts that, after the Effective Time, would have the effect of limiting the freedom of Panther or its subsidiaries (other than Garfield and its subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals; (f) Contracts that contain minimum purchase conditions in excess of $100,000 or requirements or other terms that restrict or limit the purchasing relationships of Garfield or its subsidiaries, or any customer, licensee or lessee thereof; (g) Contracts relating to any outstanding commitment for capital expenditures in excess of $100,000 individually, or $300,000 in the aggregate; (h) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $75,000 and not cancelable by Garfield or its subsidiaries (without premium or penalty) within 60 days; (i) Contracts with any labor organization or union or labor Contracts with any individuals employed by, or otherwise performing services primarily for, Garfield or its subsidiaries; (j) indentures, mortgages, promissory notes, loan agreements, guarantees of borrowed money in excess of $100,000, letters of credit or other agreements or instruments of Garfield or its subsidiaries or commitments for the borrowing or the lending of amounts in excess of $100,000 by Garfield or its subsidiaries or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Garfield or its subsidiaries; (k) Contracts involving annual revenues to the business of Garfield and its subsidiaries in excess of 3% of the annual revenues of Garfield and its subsidiaries taken as a whole; (l) Contracts providing for “earn-outs,” “savings guarantees,” “performance guarantees” or other contingent payments by Garfield or its subsidiaries involving more than $100,000 over the term of the Contract; (m) Contracts with or for the benefit of any of Garfield’s affiliates, executive officers or directors or family members thereof (other than Garfield’s subsidiaries); (n) Contracts between Garfield or any of its subsidiaries or between any such subsidiaries; (o) Contracts with an outstanding term of 24 months or more, other than immaterial contracts; or (p) employment agreements entered into in connection with this Agreement. All such Contracts are valid and binding obligations of Garfield or its subsidiaries, as the case may be, and, to the knowledge of Garfield, the valid and binding obligation of each other party thereto. As of the date of this Agreement, except as set forth in Section 4.22 to the Garfield Disclosure Schedule, neither Garfield nor its subsidiaries have received a notice of non-renewal or a notice of termination or any indication of an intent to terminate any Contract, or to Garfield’s knowledge, any oral notice of non-renewal or notice of termination or any oral indication of an intent to terminate any Contract. Neither Garfield or its subsidiaries, nor, to the knowledge of Garfield, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a default or breach under or permit the termination, renegotiation or acceleration of term of, any such Contract, except for any such violation, default, breach or the like which would not be material to Garfield and its subsidiaries, taken as a whole.
               4.23. Labor Matters. Except as set forth in Section 4.23 to the Garfield Disclosure Schedule, neither Garfield nor its subsidiaries is a party to any labor contract or collective bargaining agreement with any labor union or organization representing any individuals employed by Garfield or its subsidiaries. There is no labor strike or stoppage pending, or, to the knowledge of Garfield, threatened, against Garfield or its subsidiaries, and neither Garfield nor any of its subsidiaries has experienced any labor strike, or stoppage or other material labor difficulty involving its employees since January 1, 2003. Since January 1, 2003, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of Garfield or any of its subsidiaries. Each of Garfield and its subsidiaries is in compliance in all material respects with all Applicable Laws and agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classification of service providers as employees or independent contractors).
               4.24. Permits; Compliance.
          (a) Garfield and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business substantially in the same manner as it is now being conducted (collectively, the “Garfield Permits”), except where the failure to have or obtain any of the foregoing would not reasonably be expected to have a Material Adverse Effect, and there is no Action pending, or, to the knowledge of Garfield, threatened, regarding any of the Garfield Permits which would have a Material Adverse Effect. Except as set forth in Section 4.24(a) to the Garfield Disclosure Schedule, neither Garfield nor any of its subsidiaries is in conflict with, or in default or violation of any of the Garfield Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be material to Garfield and its subsidiaries, taken as a whole.
          (b) Except as set forth in Section 4.24(b) to the Garfield Disclosure Schedule, all necessary clearances or approvals from Governmental Authorities for all products that are manufactured, distributed or sold by Garfield and its subsidiaries have, to the knowledge of Garfield, been obtained, and Garfield and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, transportation, distribution, promotion and sale by Garfield and its subsidiaries of such products.
               4.25. Environmental Matters. Except for matters disclosed in Section 4.25 to the Garfield Disclosure Schedule, (a) the properties, operations and activities, including the Leased Property, of Garfield and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past material noncompliance of Garfield or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future material obligation, cost or liability; (b) Garfield and its subsidiaries and the properties and operations of Garfield and its subsidiaries, including the Leased Property, are not subject to any existing, pending, or, to the knowledge of Garfield, threatened Action by or before any court or Governmental Authority under any Environmental Law which would have a Material Adverse Effect; (c) there has been no material release of any Hazardous Material (as defined below) into the environment by Garfield or its subsidiaries or in connection with their current or former properties or operations, including the Leased Property which would have a Material Adverse Effect; and (d) there has been no material exposure of any person or property, including the Leased Property, to any Hazardous Material in connection with the current or former properties, operations and activities of Garfield and its subsidiaries which would have a Material Adverse Effect. “Environmental

Laws” means all United States federal, state or local or foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, asbestos, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all material authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder. “Environmental Permit” means any permit, approval, grant, consent, exemption, certificate order, easement, variance, franchise, license or other authorization required under or issued pursuant to any applicable Environmental Law.
               4.26. Insurance. Section 4.26 to the Garfield Disclosure Schedule lists all material insurance policies and binders and programs of self-insurance owned, held or maintained by Garfield and its subsidiaries on the date this Agreement that afford coverage to Garfield or its subsidiaries, or the assets or businesses of Garfield or its subsidiaries. Garfield’s and its subsidiaries’ insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, with respect thereto and there is no existing material default or event that, with the giving of notice or lapse of time or both, would constitute a material default thereunder. All premiums under Garfield’s and its subsidiaries’ insurance policies have been paid in full to date. Garfield and its subsidiaries have not been refused any insurance, nor has the coverage of Garfield or any of its subsidiaries been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. Garfield or its covered subsidiary is a “named insured” or an “insured” under such insurance policies. Set forth in Section 4.26 to the Garfield Disclosure Schedule is the amount of the annual premium currently paid by Garfield for its directors’ and officers’ liability insurance.
               4.27. Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the balance sheet of Garfield as of December 31, 2005 (or the notes thereto) included in the Garfield SEC Documents, (b) as incurred after the date thereof in the ordinary course of business consistent with prior practice, and, if incurred after the date of this Agreement, not prohibited by this Agreement, (c) liabilities and obligations arising under or in respect of the Plans, the Contracts (and other contractual obligations entered into by Garfield or any of its subsidiaries in respect of the purchase of inventory, in the ordinary course of business,) and the Garfield Permits, (d) liabilities which, individually or in the aggregate, are not material to Garfield and its subsidiaries, taken as a whole, or (e) as set forth in Section 4.27 to the Garfield Disclosure Schedule, Garfield and its subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.
               4.28. Opinion of Financial Advisor. The Board of Directors of Garfield has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., Garfield’s financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Garfield Common Stock in the Merger is fair to such holders from a financial point of view. Garfield will provide a written copy of such opinion to Panther solely for informational purposes promptly after receipt by Garfield of such opinion, and, on the date of this Agreement, such opinion has not been withdrawn or revoked or otherwise modified in any material respect.
               4.29. Board Recommendation; Required Vote. The Board of Directors of Garfield, at a meeting duly called and held, has, by unanimous vote of those directors present (who constituted 100% of the directors then in office), (a) approved the Merger, (b) determined, that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the shareholders of Garfield, and (c) resolved, as of the date of this Agreement, to recommend that the shareholders of Garfield approve this Agreement (the “Garfield Board Recommendation”). The affirmative vote of holders of a majority of the voting power of all shares of Garfield Common Stock entitled to vote to approve this Agreement, there having not been received a negative vote of more than 40% of the voting power of all shares of Garfield Common Stock entitled to vote (the “Garfield Shareholders Approval”), is the only vote of the holders of any class or series of Garfield capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.
               4.30. State Takeover Statutes. Assuming the accuracy of the representation set forth in Section 3.5 as of the date hereof and the Effective Time, no action is required by the Garfield Board of Directors or its shareholders to render inapplicable to this Agreement and the Merger the restrictions on (x) “control share acquisition” (as defined in Section 671 of the MBCA) set forth in Section 671 of the MBCA and (y) “business combinations with interested shareholder” (as defined in Section 673 of the MBCA) set forth in Section 673 of the MBCA.
               4.31. Rights Agreement. The Rights Agreement, dated as of May 11, 1999, by and between Garfield and Norwest Bank Minnesota N.A., as Rights Agent (the “Garfield Rights Agreement”), has been amended so that (a) each of Panther and Subcorp is exempt from the definition of “Acquiring Person” (as defined in the Garfield Rights Agreement); (b) no “Stock Acquisition Date,” “Distribution Date” or “Triggering Event” (as such terms are defined in the Garfield Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the Merger pursuant to this Agreement: and (c) the Garfield Rights Agreement will expire immediately prior to the Effective Time. The Garfield Rights Agreement, as amended in accordance with the preceding sentence, has not been further amended or modified. Copies of all such amendments to the Garfield Rights Agreement have been previously provided to Panther.
ARTICLE V.
COVENANTS OF THE PARTIES
          The parties to this Agreement agree that:
               5.1. Mutual Covenants.
          (a) HSR Act Filings; Reasonable Efforts; Notification.

          (i) Each of Panther and Garfield shall (A) promptly make or cause to be made (x) the filings required of such party to this Agreement or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated by this Agreement and (y) such other filings required under any Antitrust Laws; provided that in any event the initial filing with respect to this Agreement under the HSR Act shall be made within 20 business days after the date of this Agreement; (B) comply promptly with any request under the HSR Act or any other Antitrust Laws for additional information, documents, or other materials received by such party to this Agreement or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority in respect of such filings or such transactions; and (C) act in good faith and use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the non-filing party and its advisors reasonably prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction. To the extent not prohibited by Applicable Laws, each party to this Agreement shall use all reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Merger and the other transactions contemplated by this Agreement. Each party to this Agreement shall give the other parties to this Agreement reasonable prior notice of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties to this Agreement prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. The parties to this Agreement will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.
          (ii) Each of Panther and Garfield, as applicable, shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, Panther and Garfield shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts vigorously to contest and resist any such action or proceeding, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Panther and Garfield decide that litigation is not in their respective best interests. Garfield agrees and acknowledges that, notwithstanding anything to the contrary in this Section 5.1, in connection with any filing or submission required, action to be taken or commitment to be made by Panther or Garfield to consummate the Merger or other transactions contemplated by this Agreement, Garfield shall not, without Panther’s prior written consent, sell, divest, or dispose of any assets, commit to any sale, divestiture or disposal of businesses, product lines or assets of Garfield or take any other action or commit to take any action that would limit Garfield’s or Panther’s freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets; provided that the foregoing shall not relieve any party of its obligations under this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, the provisions of this Section 5.1(a) or in Section 5.1(b) shall in no event be construed to (i) require either Garfield or Panther to undertake any efforts, or to take or consent to any action if such efforts, action or consent would reasonably be likely to result in a Material Adverse Effect in relation to the continuing operation of Garfield, or (ii) limit the right of a party to this Agreement to terminate this Agreement pursuant to Section 7.1, so long as such party to this Agreement has up to then complied in all material respects with its obligations under this Section 5.1(a).
          (b)    Reasonable Efforts. Each of the parties to this Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including other filings with Governmental Authorities, if any); (ii) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Merger that are necessary to consummate the Merger and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time; (iii) the preparation of the Proxy Statement; (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) the providing of all such information concerning such party, its subsidiaries, its affiliates and its subsidiaries’ and affiliates’ officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in Section 5.1(a) above or this Section 5.1(b).
          (c)    Public Announcements. The initial press release concerning the Merger and the transactions contemplated by this Agreement shall be a joint press release mutually agreed upon by Panther and Garfield. Unless otherwise required by Applicable Laws or requirements of the Nasdaq National Market (and, in that event, only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to

Section 7.1, each of Panther and Garfield shall use its reasonable best efforts to consult with each other before issuing any press release or other public statement with respect to the Merger or the financial results or operations of Garfield (other than historical financial results that have been previously disclosed) and shall not issue any such press release prior to such consultation; provided, however, that Panther and Garfield may make any public statement in response to specific questions by the press, analysts, investors and others so long as such statements disclose only that information which has been disclosed in previous press releases or public disclosures permitted by this Agreement.
          (d)    Obligations of Panther’s and of Garfield’s Subsidiaries. Whenever this Agreement requires any of Panther’s subsidiaries (including Subcorp) to take any action, such requirement shall be deemed to include an undertaking on the part of Panther to cause its subsidiaries to take such action. Whenever this Agreement requires any of Garfield’s subsidiaries to take any action, such requirement shall be deemed to include an undertaking on the part of Garfield to cause its subsidiaries to take such action.
          (e)    Conveyance Taxes. Panther, Subcorp and Garfield shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees or any similar Taxes that become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such Taxes shall be paid by the party bearing legal responsibility for such payment.
               5.2.    Covenants of Panther and Subcorp.
          (a)    Subcorp. Prior to the Effective Time, Subcorp shall not conduct any business or make any investments other than as contemplated by this Agreement and will not have any material assets or any material liabilities.
          (b)    Employees and Employee Benefits.
               (i) From the Effective Time through December 31, 2007, Panther shall provide Garfield Employees (as defined below) with employee benefit plans, programs, contracts or arrangements that, in the aggregate, will provide benefits that are not materially less favorable in the aggregate than those provided to such Garfield Employees as of the date of this Agreement, it being understood that, (i) except as otherwise provided by this Agreement, the foregoing shall not require Panther or the Surviving Corporation to maintain any particular Plan and (ii) the Garfield Stock Incentive Plans shall be terminated immediately prior to the Effective Time.
               (ii) From and after the Effective Time, Panther shall treat all service by Garfield Employees with Garfield and its subsidiaries and their respective predecessors (to the extent recognized by the applicable Plan) prior to the Effective Time for purposes of the employee benefit plans of Panther and its subsidiaries as service with Panther or its subsidiaries (except for purposes of benefit accrual under defined benefit pension plans or to the extent such treatment would result in duplicative accrual on or after the Closing Date of benefits for the same period of service or to the extent such service is prior to a specific date before which service would not have been credited for employees of Panther), and, with respect to any medical or dental benefit plan in which Garfield Employees participate after the Effective Time, Panther shall waive or cause to be waived any preexisting condition exclusions and actively-at-work requirements (provided, however, that no such waiver shall apply to a preexisting condition of any Garfield Employee who was, as of the Effective Time, excluded from participation in a Plan by virtue of such preexisting condition), and shall provide that any covered expenses incurred on or before the Effective Time during the plan year of the applicable Plan in which the Effective Time occurs by a Garfield Employee or a Garfield Employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Panther and subsidiaries of Panther.
               (iii) For purposes of this Section 5.2(b), “Garfield Employees” means individuals who are, as of the Effective Time, employees of Garfield or any of its subsidiaries that are not subject to collective bargaining agreements for as long as they remain employees of Panther and its subsidiaries.
               (iv) Without limiting the generality of Section 8.6, nothing in this Section 5.2(b), express or implied, is intended to or shall confer upon any Garfield Employee any right, benefit or remedy of any nature whatsoever.
               (v) From and after the Effective Time, Panther shall, or shall cause the Surviving Corporation to, assume and honor all Plans (other than any Garfield Stock Incentive Plan or other similar equity-based Plan); provided, however, nothing in this Agreement shall restrict Panther’s or the Surviving Corporation’s ability to amend or terminate such Plans in accordance with their terms
          (c)    Directors’ and Officers’ Indemnification and Insurance.
               (i) Panther shall, to the fullest extent permitted by Applicable Laws, cause the Surviving Corporation to honor all Garfield’s obligations to indemnify the current or former directors or officers of Garfield for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of Garfield exist on the date of this Agreement, whether pursuant to the Garfield Articles, the Garfield By-laws or individual indemnity agreements as in effect as of the date hereof, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Garfield Articles, the Garfield By-laws and such individual indemnity agreements as in effect as of the date hereof from the Effective Time until six years following the Effective Time. Panther shall, to the fullest extent permitted by Applicable Laws, cause the Surviving Corporation to advance funds for expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding relating to the indemnification obligations referenced in the immediately preceding sentence in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he or she is not entitled to the indemnification referenced in the immediately preceding sentence.

               (ii) For a period of six years after the Effective Time, Panther shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Garfield (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by Garfield for such insurance (such 250% amount, the “Maximum Premium”); provided further, however, that notwithstanding the foregoing, the Surviving Corporation may satisfy its obligations under this Section 5.2(c)(ii) by purchasing a “tail” policy under Garfield’s existing directors’ and officers’ insurance policy which (x) has an effective term of six years from the Effective Time, (y) covers those persons who are currently covered by Garfield’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (z) contains terms and conditions that are no less favorable to the insured than those of Garfield’s directors’ and officers’ insurance policy in effect as of the date hereof. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Panther shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium. Garfield represents to Panther that the Maximum Premium is $475,160.
               (iii) In the event Panther, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Panther or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.2.
               5.3.    Covenants of Garfield.
          (a)    Preparation and Filing of Proxy Statement. Promptly following the execution of this Agreement, Garfield shall (i) prepare and file with the Commission as promptly as practicable, and in no event later than 30 days following the date hereof, the Proxy Statement and shall use all reasonable best efforts to have the Proxy Statement cleared by the Commission under the Exchange Act as soon as is reasonably practicable; (ii) use reasonable best efforts in clearing the Proxy Statement with the staff of the Commission; and (iii) cause the Proxy Statement to be mailed to holders of the Garfield Common Stock as promptly as practicable after the Proxy Statement is cleared by the Commission under the Exchange Act. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Garfield (i) shall provide Panther an opportunity to review and comment on such document or response, and (ii) shall include in such document or response all reasonable comments proposed by Panther. Panther shall furnish to Garfield, for inclusion in the Proxy Statement, all information concerning Panther and Subcorp as Garfield may reasonably request.
          The letter to shareholders of Garfield, notice of meeting, proxy statement and form of proxy to be distributed to holders of Garfield Common Stock in connection with the

Merger and any annexes, schedules and exhibits required to be filed with the Commission in connection therewith are collectively referred to herein as the “Proxy Statement.“
          (b)    Garfield Shareholders Meeting. Garfield shall take all action in accordance with the United States federal securities laws, the MBCA, the Garfield Articles and the Garfield By-laws necessary to duly call, give notice of, convene and hold a special meeting of Garfield Shareholders (the “Garfield Shareholders Meeting”) to be held on the earliest practicable date determined in consultation with Panther to consider and vote upon approval of this Agreement; provided, that Garfield may on only one occasion, delay a previously called Garfield Shareholders Meeting for no more than five (5) business days from the date the Garfield Board of Directors determines that a proposal is a Superior Proposal (as defined below), provided, further, that Garfield shall send Panther written notice of its intention to delay such meeting no later than the date that the Garfield Board of Directors determines such proposal to be a Superior Proposal. Subject to this Section 5.3(b), Garfield shall take all lawful actions to solicit the approval of this Agreement by the shareholders of Garfield. Garfield shall, except as provided in this Section 5.3(b) and in Section 5.3(d), through the Board of Directors of Garfield, recommend to the shareholders of Garfield approval of this Agreement and the transactions contemplated hereby, and, except as expressly permitted by this Agreement, shall not withdraw, amend or modify in a manner adverse to Panther its recommendation. However, the Board of Directors of Garfield shall be permitted to (i) not recommend to Garfield Shareholders that they give the Garfield Shareholders Approval, or (ii) withdraw, modify or change the Garfield Board Recommendation in a manner adverse to Panther (a “Garfield Change in Recommendation”), and, in such event, not solicit votes in favor of such approval, if the Board of Directors of Garfield has concluded in good faith, based upon the advice of outside legal counsel, that the failure to so withhold, withdraw or modify its recommendation would be reasonably likely to result in a breach of, or be inconsistent with, its fiduciary obligations to Garfield’s shareholders under Applicable Laws; provided that Garfield shall send Panther written notice of its intention to effect a Garfield Change in Recommendation at least three (3) business days prior to effecting a Garfield Change in Recommendation. Notwithstanding any such Garfield Change in Recommendation, Panther shall have the option, following such Garfield Change in Recommendation, to terminate this Agreement pursuant to Section 7.1(d). Garfield shall ensure that the Garfield Shareholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Garfield Shareholders Meeting are solicited, in compliance in all material respects with all Applicable Laws. Without limiting the generality of the foregoing, (i) Garfield agrees that its obligation to duly call, give notice of, convene and hold the Garfield Shareholders Meeting, as required by this Section 5.3, shall not be affected by the withdrawal, amendment or modification of the Garfield Board Recommendation, and (ii) Garfield agrees that its obligations to duly call, give notice of, convene and hold the Garfield Shareholders Meeting pursuant to this Section 5.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Garfield of any Superior Proposal.
          (c)    Conduct of Garfield’s Operations. During the period from the date of this Agreement to the Effective Time or to the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, without the prior consent of Panther, and except as expressly permitted by this Agreement or set forth in Section 5.3(c) to the Garfield Disclosure Schedule, Garfield covenants and agrees that it and its subsidiaries:

               (i) shall conduct its operations in the ordinary course consistent with past practice and shall use commercially reasonable efforts to maintain and preserve its business organization and its material rights and to retain the services of its officers and key employees and maintain its current relationships with customers, suppliers, lessees and licensees, to the end that their goodwill and ongoing business shall not be impaired in any material respect;
               (ii) shall not do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify capital stock of Garfield, (B) make, declare or pay any dividend or distribution on, or, directly or indirectly, redeem, purchase or otherwise acquire, any shares of capital stock of Garfield or any securities or obligations convertible into or exchangeable for any shares of capital stock of Garfield (other than dividends or distributions from its direct or indirect wholly owned subsidiary in the ordinary course of business), (C) grant any person any right or option to acquire any shares of capital stock of Garfield, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of capital stock of Garfield or any securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock of Garfield or such securities (except pursuant to the exercise of Stock Options that are outstanding as of the date of this Agreement), and for the avoidance of doubt, neither Garfield nor any of its subsidiaries shall grant any awards under the Garfield 2006 Restricted Stock Plan in the event such plan is approved by Garfield’s shareholders, (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of capital stock of Garfield, or (F) open any offering period or issue any shares of Garfield capital stock or grant any purchase rights including pursuant to any Garfield Stock Incentive Plan, except as required pursuant to any Garfield Stock Incentive Plan as of the date hereof;
               (iii) shall not directly or indirectly sell, transfer, lease, pledge, mortgage, encumber, assign its right to occupy, or otherwise dispose of any property or assets of Garfield or its subsidiaries, including the Leased Property, other than sales, transfers, leases, pledges, mortgages, encumbrances or other dispositions (x) of inventory and other assets in the ordinary course of business or (y) that, individually or in the aggregate, are immaterial;
               (iv) shall not make or propose any changes in the Garfield Articles or the Garfield By-laws;
               (v) shall not amend or modify, or propose to amend or modify, the Garfield Rights Agreement, as amended as of the date of this Agreement;
               (vi) shall not merge or consolidate with any other person;
               (vii) shall not acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner or means, any business or any person or other business organization or division thereof, or otherwise acquire any assets of any other person (other than the purchase of inventory and other assets from suppliers or vendors in the ordinary course of business and consistent with past practice (in amount and form));
               (viii) shall not incur, create, assume or otherwise become liable for any indebtedness for borrowed money or, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity (except for (A) endorsement for deposit or collection of checks and negotiable instruments in the ordinary course of business and (B) an amount not in excess of $10,000,000 pursuant to the Credit Agreement dated as of June 29, 2004 between Garfield and Wells Fargo Bank, N.A., as amended);
               (ix) shall not create any subsidiaries;
               (x) shall not (A) enter into, adopt, amend or terminate any employment, consulting, deferred compensation, severance, change of control, retirement or other similar agreement, or any incentive plan, severance plan, bonus plan, stock, stock option or similar plan, or any other employee benefit plan, program or policy for the benefit of any current or former employee, officer, director or consultant of Garfield or any of its subsidiaries, (B) other than as set forth in Section 5.3(c)(x) of the Garfield Disclosure Schedule, increase the compensation or benefits payable to any current or former employee, officer, director, or consultant of Garfield or any of its subsidiaries (including any such increase pursuant to any employee benefit plan) or pay any amounts under such arrangements (including severance arrangements) not otherwise due, (C) grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director, or consultant of Garfield or any of its subsidiaries, (D) enter into any new, or amend any existing, collective bargaining agreement or similar agreement, (E) provide any funding for any rabbi trust or similar arrangement except as required by existing deferred compensation plans or (F) hire or otherwise employ any person except (i) to replace a person employed by Garfield (other than any officer or other key employee) in the ordinary course of business consistently with past practices on terms no more favorable to such person than the terms applicable to such replaced person or (ii) persons for non-managerial positions to fulfill a business need in the operations of Garfield’s business in the ordinary course of business consistent with past practice;
               (xi) shall not enter into, adopt or amend in any material respect any Plan, except as shall be required by Applicable Laws;
               (xii) shall not take any action that could give rise to severance benefits payable to any officer or director of Garfield as a result of consummation of the transactions contemplated by this Agreement;
               (xiii) shall not change any material method or principle of Tax or financial accounting, except to the extent required by Applicable Laws or GAAP, as advised by Garfield’s regular independent accountants;
               (xiv) shall not, except in the ordinary course of business consistent with past practice, settle any Actions, whether now pending or made or brought after the date of this Agreement;
               (xv) shall not, except in the ordinary course of business consistent with past practice, modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, (x) any Contract set forth in Section 4.22 to the Garfield Disclosure Schedule, (y) any Lease, or (z) any confidentiality agreement to which Garfield is a party;

               (xvi) shall not enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 5.3(d));
               (xvii) shall not write up, write down or write off the book value of any fixed assets, except for depreciation and amortization in accordance with GAAP consistently applied and except, following consultation with Panther, as required by Applicable Laws or GAAP;
               (xviii) shall not incur or commit to any capital expenditures in excess of $250,000 individually or $750,000 in the aggregate;
               (xix) shall not make any payments in respect of policies of directors’ and officers’ liability insurance (premiums or otherwise) other than premiums paid in respect of its current policies or a renewal thereof to the extent set forth in Section 4.26 to the Garfield Disclosure Schedule;
               (xx) shall not take any action to exempt or make not subject to (A) the provisions of Section 671 or 673 of the MBCA or (B) any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any individual or entity (other than Panther or its subsidiaries) or any action taken thereby, which individual, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;
               (xxi) shall not take any action that would likely result in a violation or breach of any agreement, covenant, representation or warranty contained in this Agreement;
               (xxii) shall not take any action that would likely have the effect of preventing or impeding the consummation of the Merger or of the other transactions contemplated by this Agreement;
               (xxiii) shall not make, revoke or amend any material Tax election, enter into any closing agreement, surrender any claim for a refund of Taxes, settle or compromise any claim or assessment with respect to a material amount of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes or, without consulting prior thereto with Panther, file or amend any material Tax Returns; or
               (xxiv) except as expressly permitted in this Agreement, shall not agree to take any of the foregoing actions.
          (d)    No Solicitation.
               (i) Subject to Sections 5.3(d)(ii)-(iv), Garfield agrees that neither it nor any subsidiary of Garfield shall, and that it shall use its reasonable best efforts to cause its and their respective directors, officers, employees, agents or representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal (as defined below), (ii) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any person that has made or, to Garfield’s knowledge, is considering making an Alternative Proposal, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to Garfield’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3(d), (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(d)(ii)).
               (ii) Notwithstanding the limitations set forth in Section 5.3(d)(i), prior to the Garfield Shareholders Approval, if Garfield receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) which the Board of Directors of Garfield determines in good faith is reasonably expected to result in a Superior Proposal, Garfield may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, Garfield receives from the third party an executed confidentiality agreement on terms substantially similar, with respect to confidentiality (provided, that if any confidentiality agreement with such third party does not contain standstill provisions or contains standstill provisions more favorable to such third party than those contained in the confidentiality agreements between Panther and Garfield, dated January 6, 2006 and January 20, 2006 (together, the “Confidentiality Agreement”), then Garfield shall execute and deliver to Panther a waiver of the standstill provisions of the Confidentiality Agreement such that Panther will not be subject to greater standstill restrictions in any respect than the third party making such Alternative Proposal), to the terms of the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal. Upon receipt by Garfield after the date hereof of any Alternative Proposal or any request for nonpublic information which it reasonably believes would lead to an Alternative Proposal, Garfield shall provide Panther with oral and written notice of the material terms and conditions of such Alternative Proposal, or of such request or inquiry and shall provide Panther with such reasonable information as is reasonably necessary to keep Panther reasonably informed with respect to any material current developments regarding any such Alternative Proposal, or regarding any such request or inquiry.
               (iii) In response to the receipt of a Superior Proposal that has not been withdrawn, the Board of Directors of Garfield may, at any time prior to the receipt of Garfield Shareholder Approval, effect a Garfield Change in Recommendation if the Board of Directors of Garfield has concluded in good faith, after consultation with Garfield’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Garfield Change in Recommendation would be reasonably likely to result in a breach of, or be inconsistent with, the directors’ fiduciary obligations to Garfield’s shareholders under Applicable Laws; provided, however, that Garfield shall send Panther written notice of its intention to effect a Garfield Change in Recommendation at least three (3) business days prior to effecting a Garfield Change in Recommendation.
               (iv) Nothing contained in this Agreement shall prohibit Garfield or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any other disclosures required by Applicable Laws, provided that the foregoing shall not relieve Garfield and its Board of Directors from complying with this Section 5.3(d) and Section 5.3(a).

               (v) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person (other than a proposal or offer by Panther or any of its subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Garfield, (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of Garfield and its subsidiaries, taken as a whole, or (iii) the acquisition by any person of fifteen percent (15%) or more of the outstanding shares of any class of capital stock of Garfield or fifteen percent (15%) or more of the voting power represented by the outstanding voting securities of Garfield.
               (vi) As used in this Agreement “Superior Proposal” shall mean an unsolicited bona fide written offer made by a third party to acquire all or substantially all of the assets of Garfield and its subsidiaries as a whole or at least a majority of the total outstanding voting securities of Garfield on terms that the Board of Directors of Garfield determines in good faith, after consultation with Garfield’s financial and legal advisors, and considering such factors as Garfield’s Board of Directors considers to be appropriate (including the timing, ability to finance and likelihood of consummation of such proposal), are more favorable to Garfield and its shareholders than the transactions contemplated by this Agreement provided that the Board of Directors of Garfield shall not so determine that any such proposal is a Superior Proposal prior to the time that is 48 hours after the time at which Garfield has complied in all material respects with the last sentence of Section 5.3(d)(ii) with respect to such proposal.
          (e)    Access. Subject to legal restrictions resulting from Antitrust Laws, upon reasonable notice throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, Garfield shall permit representatives of Panther to have reasonable access during normal business hours to Garfield’s premises, properties, books, records, contracts and documents; provided, however, that any such access shall not unduly disrupt or unreasonably interfere with the conduct of business. Notwithstanding the foregoing, Panther and its representatives shall not have access to personnel records of Garfield and its subsidiaries relating to individual performance or evaluation records, medical histories or other information the disclosure of which would subject Garfield or any of its subsidiaries to a risk of liability. Panther will keep the information obtained pursuant to this Section 5.3(e) confidential pursuant to the terms of the Confidentiality Agreement and shall cause its directors, officers and employees and representatives or advisors who receive any portion thereof to keep all such information confidential in accordance with the terms of the Confidentiality Agreement. No investigation conducted pursuant to this Section 5.3(e) shall affect or be deemed to modify any representation or warranty made in this Agreement.
          (f)    Subsequent Financial Statements. Prior to the Effective Time or the earlier termination of this Agreement, Garfield shall consult with Panther prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Garfield SEC Documents after the date of this Agreement.
          (g)    Advice of Changes. Prior to the Effective Time or the earlier termination of this Agreement, Garfield shall promptly advise Panther orally and in writing of any event, change, effect, development, condition or occurrence that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

          (h)    Consultation. In connection with the continuing operation of the business of Garfield and its subsidiaries between the date of this Agreement and the Effective Time or earlier termination of this Agreement, Garfield shall use reasonable efforts to consult in good faith on a regular basis with the representatives of Panther to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested in writing by Panther or its representatives; provided that the consultation required by this Section 5.3(h) shall be conducted in a manner so as not to disrupt in any material respect the business of Garfield. Garfield acknowledges that any such consultation shall not constitute a waiver by Panther of any rights it may have under this Agreement and that Panther shall not have any liability or responsibility for any actions of Garfield any of its subsidiaries or any of their respective directors or officers with respect to matters that are the subject of such consultations.
          (i)    Other Third Party Consents, Waivers or Approvals. From and after the date hereof, Garfield shall use its best efforts, at the direction of Panther, to obtain the consents, waivers or approvals described in Section 5.3(i) of the Garfield Disclosure Schedule.
ARTICLE VI.
CONDITIONS
               6.1.    Conditions to the Obligations of Each Party. The obligations of Garfield, Panther and Subcorp to consummate the Merger shall be subject to the satisfaction (or to the extent legally permissible, waiver) of the following conditions:
          (a)    This Agreement shall have been approved by Garfield Shareholders in the manner required by Applicable Laws.
          (b)    Any applicable waiting periods under the HSR Act relating to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated, and any other approvals of any Governmental Authority shall have been obtained, except for such approvals (unrelated to Antitrust Laws) the failure of which to obtain would not, individually or in the aggregate, result in the imposition of any fine or penalty except in immaterial amounts.
          (c)    No provision of any Applicable Law and no judgment, injunction, order or decree of a Governmental Authority shall prohibit or enjoin the consummation of the Merger or the transactions contemplated by this Agreement or limit the ownership or operation by Panther, Garfield or any of their respective subsidiaries of any material portion of the businesses or assets of Panther or Garfield.
               6.2.    Conditions to Obligations of Garfield. The obligations of Garfield to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Garfield:
          (a)    Each of the representations and warranties of each of Panther and Subcorp set forth in Article III shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to materially impair the ability of Panther or Subcorp to perform their obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Panther or Subcorp.
     (b)    Each of Panther and Subcorp shall have performed, in all material respects, each obligation and agreement and shall have complied, in all material respects, with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.
     (c)    Each of Panther and Subcorp shall have furnished Garfield with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President of Panther and Subcorp, as applicable, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.
               6.3.    Conditions to Obligations of Panther and Subcorp. The obligations of Panther and Subcorp to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions unless waived by Panther:
          (a)    Each of the representations and warranties of Garfield set forth in Article IV (other than the representations and warranties of Garfield set forth in the first three sentences of Section 4.4) shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of Garfield set forth in the first three sentences of Section 4.4 shall be true and correct (subject to de minimis exceptions) on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date).
          (b)    Garfield shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it under this Agreement at or prior to the Effective Time.
          (c)    Garfield shall have furnished Panther with a certificate dated the Closing Date signed on behalf of it by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
          (d)    Since the date of this Agreement there shall not have been events or occurrences, individually or in the aggregate, that would have a Material Adverse Effect.
          (e)    Each of Gregory R. Binkley, Charles B. Lingen, John M. Casler, Mark S. Marney and R. Michael Marney shall, at the Closing, (i) be an employee in good standing of

Garfield, (ii) not have given notice of termination of his employment with Garfield; and (iii) have entered into employment agreements with Garfield, in a form satisfactory to Panther.
          (f)    There shall not be pending any Action by any Governmental Authority that has a reasonable likelihood of success as determined by Panther after consultation with its legal advisors (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking to prohibit or limit in any material respect the rights of ownership or operation by Panther, Garfield or any of their respective subsidiaries of, or to compel Panther, Garfield or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Panther, Garfield or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.
ARTICLE VII.
TERMINATION AND AMENDMENT
               7.1.    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Garfield Shareholders):
          (a)    by mutual written consent of Panther and Garfield;
          (b)    by either Panther or Garfield if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining Panther or Garfield from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have complied with its obligations under Section 5.1(a);
          (c)    by either Panther or Garfield if the Merger shall not have been consummated before September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party to this Agreement whose failure or whose affiliate’s failure to perform any material covenant or obligation under this Agreement has been the primary cause of or resulted in the failure of the Merger to occur on or before such date;
          (d)    by Panther (i) if there shall have been a Garfield Change in Recommendation, (ii) if the Garfield Board of Directors shall not have affirmed the Garfield Board Recommendation within 10 days of any written request from Panther, or (iii) if Garfield or any of its directors, officers, employees, agents or representatives take any action prohibited by Section 5.3(d);
          (e)    by Panther or Garfield if, at the Garfield Shareholders Meeting (including any adjournment or postponement thereof), the requisite vote of Garfield Shareholders to approve this Agreement shall not have been obtained;

          (f)    by Panther if there has been a violation or breach by Garfield of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b) at the time of such breach or violation and such violation or breach has not been waived by Panther or cured by Garfield prior to the earlier of (i) 20 business days after the giving of written notice to Garfield of such breach and (ii) September 30, 2006;
          (g)    by Garfield if there has been a violation or breach by Panther or Subcorp of any agreement, covenant, representation or warranty contained in this Agreement that has prevented or would prevent the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b) at the time of such breach or violation and such violation or breach has not been waived by Garfield or cured by Panther prior to the earlier of (i) 20 business days after the giving of written notice to Panther of such breach and (ii) September 30, 2006;
          (h)    by Garfield if (i) the Garfield Board of Directors has received a Superior Proposal, (ii) in light of such Superior Proposal a majority of the disinterested directors of Garfield shall have concluded in good faith, after consultation with outside legal counsel, that the failure to withdraw or modify its recommendation of the Merger and this Agreement would be reasonably likely to result in a breach of, or be inconsistent with, the Garfield Board of Director’s exercise of its fiduciary duty to Garfield’s shareholders under Applicable Laws, (iii) Garfield has notified Panther in writing of the determinations described in clause (ii) above, (iv) at least five business days following receipt by Panther of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Panther since receipt of the notice referred to in clause (iii) above, such Superior Proposal remains a Superior Proposal and a majority of the disinterested directors of Garfield has again made the determinations referred to in clause (ii) above, (v) Garfield is in compliance, in all material respects, with Section 5.3(d), (vi) Garfield has previously paid the fee due under Section 7.2, (vii) the Garfield Board of Directors concurrently approves, and Garfield concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal and (viii) Panther is not at such time entitled to terminate this Agreement pursuant to Section 7.1(f) (assuming for purposes of this clause (viii) that the date referred to in Section 7.1(f) is the date of termination of this Agreement by Garfield except where the applicable breach or failure to perform is not wilful and material and is capable of being cured prior to date of termination of this Agreement by Garfield).
          7.2.    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of this Section 7.2 and Sections 8.7, 8.8 and 8.11, shall become void and have no effect, without any liability on the part of any party to this Agreement or the directors, officers, or shareholders or shareholders of any party to this Agreement, as the case may be. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of any of its obligations under the Confidentiality Agreement or of liability for a material breach of any provision of this Agreement; provided, however, that, if it shall be judicially determined that termination of this Agreement was caused by an intentional and material breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party to this Agreement so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties to this Agreement for their respective reasonable, out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and shareholder meetings and consents (collectively, “Costs”). If this Agreement is terminated pursuant to Section 7.1(d) or 7.1(e), then Garfield will, within three business days following any such termination by Panther, or, in the case of any such termination by Garfield, concurrently with such termination, pay to Panther an amount in cash by wire transfer in immediately available funds to an account in the United States designated by Panther equal to Panther’s actual, reasonable and documented Costs, in reimbursement therefor. If this Agreement is terminated pursuant to:
          (a) Section 7.1(e) and at any time prior to such termination an Alternative Proposal shall not have been made to Garfield, nor shall there have been any public disclosure of any Alternative Proposal, or
          (b) Section 7.1(c) or 7.1(f) and at any time prior to such termination an Alternative Proposal shall have been made to Garfield, or any Alternative Proposal shall have been publicly disclosed, and on, or within twelve months after the date of any such termination Garfield enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a transaction the proposal of which would constitute an Alternative Proposal (substituting 50% for the 15% thresholds set forth in the definition of “Alternative Proposal”)(a “Qualifying Transaction”) or consummates a Qualifying Transaction, then Garfield will, upon the first to occur of (i) entering into such letter of intent, agreement-in-principle, acquisition agreement or other similar agreement or (ii) upon consummation of such Qualifying Transaction, pay to Panther in cash by wire transfer in immediately available funds to an account designated by Panther a termination fee in an amount equal to $9,250,000 plus Panther’s actual, reasonable and documented Costs (provided that payment of such Costs shall not exceed $2,750,000), or
          (c) (i) Section 7.1(e), and at any time prior to such termination an Alternative Proposal shall have been made to Garfield, or any Alternative Proposal shall have been publicly disclosed or (ii) Section 7.1(d), then Garfield will, in the case of a termination by Panther, within three business days following any such termination or, in the case of a termination by Garfield, concurrently with such termination, pay to Panther in cash by wire transfer in immediately available funds to an account in the United States designated by Panther a termination fee in an amount equal to $4,625,000 plus Panther’s actual, reasonable and documented Costs (provided that payment of such Costs shall not exceed $2,750,000); and, furthermore, if on, or within 12 months after the date of any such termination Garfield enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Qualifying Transaction or consummates a Qualifying Transaction, then Garfield will, upon the first to occur of (i) entering into such letter of intent, agreement-in-principle, acquisition agreement or other similar agreement or (ii) upon the consummation of such Qualifying Transaction, pay to Panther in cash by wire transfer in immediately available funds to an account in the United States designated by Panther an additional termination fee in an amount equal to $4,625,000 plus Panther’s actual, reasonable and documented Costs (provided that payment of such Costs shall not exceed $2,750,000), or

           (d) Section 7.1(h) , then Garfield will, prior to such termination, pay to Panther in cash by wire transfer in immediately available funds to an account in the United States designated by Panther a termination fee in an amount equal to $9,250,000 plus Panther’s actual, reasonable and documented Costs (provided that payment of such Costs shall not exceed $2,750,000). It is understood that in no event shall Garfield be required to pay the amount of Costs referred to in this Section 7.2 on more than one occasion.
          7.3. Amendment. This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of this Agreement by Garfield Shareholders, but, after any such approval, no amendment shall be made that by law requires further approval or authorization by Garfield Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties to this Agreement.
          7.4. Extension; Waiver. At any time prior to the Effective Time, Panther (with respect to Garfield) and Garfield (with respect to Panther and Subcorp) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party to this Agreement.
ARTICLE VIII.
MISCELLANEOUS
          8.1. Survival of Representations and Warranties. The representations and warranties made in this Agreement by the parties to this Agreement shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.
          8.2. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties to this Agreement at the following addresses (or at such other address for a party to this Agreement as shall be specified by like notice):

(a)	if to Panther or Subcorp:

VLP Corporation
463 Seventh Avenue
New York, New York 10018
Attention: Eric Faintreny, Esq.
Chairman and Chief Executive Officer

Telecopy No.: (212) 613-8565

with a copy to

David A. Katz, Esq.
James Cole, Jr., Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy No.: (212) 403-2000

(b)	if to Garfield:

The Sportsman’s Guide, Inc.
411 Farwell Avenue
South St. Paul, Minnesota 55075
Attention: Gregory R. Binkley, Esq.
Chief Executive Officer
Telecopy No.: (651) 552-5349

with a copy to

Steven R. Watts, Esq.
Chernesky, Heyman & Kress P.L.L.
Suite 1100
10 Courthouse Plaza SW
Dayton, Ohio 45402
Telecopy No.: (937) 463-2821
          8.3. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A “Material Adverse Effect” with respect to Garfield shall be deemed to occur if there shall have been a material adverse effect on (a) the business, financial condition or results of operations of Garfield and its subsidiaries, taken as a whole, except to the extent that such adverse effect results from (i) changes in general economic conditions in the United States which conditions do not affect Garfield and its subsidiaries, taken as a whole, disproportionately; (ii) changes in GAAP; (iii) general changes affecting the industry in which Garfield and its subsidiaries operate that do not disproportionately affect Garfield and its subsidiaries, taken as a whole; or (iv) the execution and delivery of this Agreement, the public announcement of this Agreement or any transactions contemplated by this Agreement; (b) the ability of Garfield to perform its obligations under this Agreement; or (c) the ability of Garfield to consummate the Merger. A “subsidiary” means, when used with respect to any party to this Agreement, any corporation or other organization, incorporated or unincorporated, (a) of which such party to this

Agreement or any of its subsidiaries is a general partner (excluding partnerships, the general partnership interests of which held by such party to this Agreement or any of its subsidiaries do not have 50% or more of the voting interests in such partnership); or (b) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries (or, if there are no such voting securities or interests, 50% or more of the equity interests of which is, directly or indirectly, owned or controlled by such party to this Agreement or one or more of its subsidiaries). A “person” means any individual, sole proprietorship, firm, corporation, partnership, limited liability company, association, joint venture, trust or other entity or enterprise or any Governmental Authority. With respect to Garfield, “knowledge” shall mean the actual knowledge of the individuals set forth in Section 8.3 to the Garfield Disclosure Schedule, after reasonable inquiry. The word “or” shall not be exclusive.
          8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same agreement. The parties to this Agreement may execute more than one copy of this Agreement, each of which shall constitute an original.
          8.5. Entire Agreement. This Agreement (including the Garfield Disclosure Schedule and the documents and instruments relating to the Merger referred to in this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties to this Agreement and supersede all prior agreements and understandings, agreements or representations by or among the parties to this Agreement, written and oral, with respect to the subject matter of this Agreement and thereof. With respect to the transactions contemplated by this Agreement and the subject matter of this Agreement, neither Panther and its affiliates nor Garfield and its affiliates makes any representations or warranties other than those set forth in this Agreement.
          8.6. Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries; provided, however, that, notwithstanding the foregoing, each of the persons contemplated by Section 5.2 (c) shall be a third-party beneficiary of Section 5.2(c).
          8.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of New York.
          8.8. Consent to Jurisdiction; Venue.
     (a) Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the District of New York, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any

New York state or federal court sitting in the State of New York. Each of the parties to this Agreement agrees that a final non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties to this Agreement irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party to this Agreement. Nothing in this Section 8.8 shall affect the right of any party to this Agreement to serve legal process in any other manner permitted by law.
          8.9. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties to this Agreement acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties to this Agreement is entitled to the fullest extent permitted by Applicable Laws to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required in the event of a breach or violation of, or a default under, this Agreement, provided that such party to this Agreement is not in material default hereunder.
          8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.
          8.11. Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement and thereby shall be paid by the party to this Agreement incurring such expenses.
          8.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, Panther, Subcorp and Garfield have signed this Agreement as of the date first written above.

VLP CORPORATION

By:	/s/ ERIC FAINTRENY

Name: Eric Faintreny
Title: Chairman and CEO

PANTHER SUBCORP, INC.

By:	/s/ ERIC FAINTRENY

Name: Eric Faintreny
Title: Chairman and CEO

THE SPORTSMAN’S GUIDE, INC.

By:	/s/ GREGORY BINKLEY

Name: Gregory Binkley
Title: President/CEO